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                                   EXHIBIT 11
                        COMPUTATION OF PER SHARE EARNINGS


                       LANNETT COMPANY, INC AND SUBSIDIARY

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS



                                                                  THREE MONTHS ENDED SEPTEMBER 30
                                            2000              2000                      1999              1999
                                            ------------------------------------------------------------------
                                            Net Income        Shares                    Net Income        Shares


Basic earnings per share factors            $582,228          13,206,128                $230,242          5,206,128

Effect of potentially dilutive
option plans and debentures:

 Interest on debentures                            -                                    $ 45,370

 Conversion on debentures                                              -                                  8,632,630

Employee stock options                                                 -                                          -
                                                   ----------------------------------------------------------------


Diluted earnings per share factors          $582,228          13,206,128                $275,612         13,838,758
                                           ---------          ----------                --------         ----------


Basic earnings per share                    $   0.04                                    $   0.04

Diluted earnings per share                  $   0.04                                     $  0.02



Options to purchase 136,700 shares, 80,000 shares and 1,550 shares of common stock at $1.125 per share, $1.38 per share and $3.78 per share, respectively, were outstanding at September 30, 2000. Option to purchase 180,000 shares and 1,550 shares of common stock at $1.38 per share and $3.78 per share, respectively, were outstanding at September 30, 1999. These options were not included in the computation of diluted earnings per share because to do so would be antidilutive. These securities could potentially be dilutive in the future.


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